Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow	PR10-185
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the Second Quarter of Fiscal 2010
•	Total comparable store revenues increased 4.5% for the quarter and 4.7% for the first half of fiscal 2010.
•	Merchandise comparable store revenues increased 4.2% for the quarter and 5.3% for the first half of fiscal 2010.
•	Rental comparable store revenues increased 6.1% for the quarter and 2.1% for the first half of fiscal 2010.
•	Net loss of $0.01 per diluted share compared to analyst estimated net loss of $0.06 per diluted share.
•	Entered into an Amended and Restated Loan and Security Agreement, with Bank of America, N.A., which extends the maturity date of our credit facility from August 29, 2011 to July 22, 2014.
AMARILLO, Texas, August 16, 2010—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2010. Net loss was approximately $0.1 million, or $0.01 per diluted share, for the three months ended July 31, 2010 compared to net loss of approximately $0.4 million, or $0.04 per diluted share, for the three months ended July 31, 2009. Net earnings were approximately $0.9 million, or $0.10 per diluted share, for the six months ended July 31, 2010 compared to net earnings of approximately $1.3 million, or $0.13 per diluted share, for the six months ended July 31, 2009. Net earnings for the three and six months ended July 31, 2010 included revenue of approximately $0.2 million and $0.4 million, respectively, related to gift card breakage. Hastings began recognizing gift card breakage revenue in the fourth quarter of fiscal 2009.
Operating income for the second quarter was approximately $13,000 compared to an operating loss of $0.4 million for the second quarter of fiscal 2009. Adjusted operating income, which excludes gift card breakage, stock compensation expense and store asset impairment expense, was approximately $13,000 for the second quarter compared to adjusted operating loss of $0.3 million for the second quarter of fiscal 2009. Operating income for the six months ended July 31, 2010 was approximately $1.5 million compared to $2.7 million for the same period in the prior year. Adjusted operating income was approximately $1.5 million for the six month period compared to $3.0 million for the same period in the prior year. Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately $4.3 million for the three months ended July 31, 2010 as compared to approximately $4.4 million for the same period in the prior year. Adjusted EBITDA, which excludes gift card breakage revenue, stock compensation expense and store asset impairment expense was approximately $4.3 million for the three months ended July 31, 2010 compared to approximately $4.5 million for the same period in the prior year. EBITDA was approximately $10.2 million for the six months ended July 31, 2010 compared to approximately $12.4 million for the same period in the prior year. Adjusted EBITDA was approximately $10.2 million for the six months ended July 31, 2010 compared to $12.7 million for the same period in the prior year.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“We are pleased with our comparable store revenue increase of 4.5% for the second quarter and 4.7% for the first six months,” said John H. Marmaduke, Chief Executive Officer and Chairman. “On July 18th, we launched our new rental program, “The 49¢ Movie Rental Store,” offering over 7,000 movies for just 49¢ per day, or $1.99 per week. The launch of this program was determined after months of testing and customer feedback. Our new rental program offers value to customers in that they now choose which benefit is more important to them: keeping a movie for up to a week at a set low price, or returning movies early and receiving a credit that is posted on their account and eligible for use on their next rental. The new rental program also offers lower everyday pricing, after early return credits, for all movies and games. We are excited about the new rental program which, along with competitor store closings, contributed to an increase in Rental comparable store sales of 6.1% for the quarter and an increase in units rented of 10.3%.”
“We continued to expand our new and used Comics category during the quarter, bringing a positive response from our customers. We currently have eighty stores with an expanded Comics section. Our Hastings multimedia store model and low new and used price points continue to differentiate us from the competition. As we look ahead, we are optimistic about the next six months, especially with the dramatic change in the competitive landscape where we have seen over ninety competitors close in our markets during the first half of fiscal 2010.”
Financial Results for the Second Quarter of Fiscal Year 2010
Revenues. Total revenues for the second quarter increased approximately $1.9 million, or 1.7%, to $119.1 million compared to $117.2 million for the second quarter of fiscal 2009. Excluding gift card breakage revenue, total revenues for the second quarter of fiscal 2010 increased approximately $1.7 million, or 1.5%. Comparable store sales, which exclude gift card breakage revenue, increased approximately 4.5%. The following is a summary of our revenues results (dollars in thousands):

		Three Months Ended July 31,
	2010		2009		Increase
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$98,588	82.8%	$97,366	83.1%	$1,222	1.3%
Rental Revenue	20,349	17.1%	19,826	16.9%	523	2.6%
Gift Card Breakage
Revenue	194	0.1%	—	0.0%	194	—

Total Revenues	$119,131	100.0%	$117,192	100.0%	$1,939	1.7%

Comparable-store revenues (“Comp”)

Total	4.5%
Merchandise	4.2%
Rental	6.1%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2010	2009
Video Games	23.3%	-20.9%
Trends	11.0%	-2.3%
Hardback Café	10.0%	17.2%
Movies	9.3%	-8.1%
Consumables	4.1%	3.0%
Electronics	0.8%	-4.4%
Books	-1.8%	-1.1%
Music	-7.5%	-15.6%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Video Game Comps increased 23.3% for the quarter, primarily due to strong sales of new and used video games for the Playstation 3, XBOX 360 and Nintendo Wii platforms and increased sales of gaming consoles and accessories, partially offset by a decrease in sales of older generation video games. Titles that helped drive sales during the quarter included Red Dead Redemption, Alan Wake, Super Mario Galaxy 2, UFC Undisputed 2010, and NCAA Football 2011. Trends Comps increased 11.0% for the quarter, primarily due to strong sales of new and used comics, Hex Bugs, collectable card games such as Magic: The Gathering, action figures, and “As Seen on TV” products such as the Kymaro and the Big Top Cupcake. The increase in new and used comic sales is primarily due to an expanded comic footprint in eighty stores. Strong sales of action figures were driven by an increase in action figures sold over the internet and the addition of collectible action figures to our product mix. Hardback Café Comps increased 10.0% for the quarter primarily due to increased sales of specialty café drinks. Movie Comps increased 9.3% for the quarter, resulting from increased sales of new and used DVD boxed sets, new and used Blu-ray DVDs, and used DVDs. Consumables Comps increased 4.1% for the quarter, primarily resulting from strong sales of assorted candies and gums, including candy and snacks cross-merchandised on our video rental wall. Electronics Comps increased 0.8% for the quarter. Increased sales of headphones and MP3 accessories were partially offset by lower sales of refurbished iPods. Books Comps decreased 1.8% for the quarter, primarily due to decreased sales of new trade paperbacks, which to some degree is attributable to the increasing popularity of electronic book readers, partially offset by increased sales of new hardbacks along with increased sales of used trade paperbacks and hardbacks. Music Comps decreased 7.5% for the quarter due to lower sales of new and used CDs, resulting directly from a continued industry decline as well as a reduced footprint in eighty-nine stores. Merchandise Comps, excluding the sale of new music, increased 5.6% for the period.
Rental Comps increased 6.1% for the second quarter, primarily due to fewer promotions during the quarter and the rollout of our new rental program which led to an increase in units rented of approximately 10.3% for the quarter as compared to the prior year. Rental Video Comps increased 7.7% for the quarter while Rental Video Game Comps increased 2.7%.
Gross Profit – Merchandise. For the second quarter, total merchandise gross profit dollars increased approximately $1.1 million, or 3.6%, to $31.7 million from $30.6 million for the same period in the prior year, primarily due to higher revenues and an increase in margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 32.2% for the quarter compared to 31.4% for the same period in the prior year, resulting from improvements in margin management, lower costs to return product and lower markdown expense. These were partially offset by increased freight costs, which resulted directly from increased shipments related to our goShip program, and increased shrinkage expense. We have created a comprehensive store audit program to assess store level execution and controls related to reducing shrink, with a strong focus on our high-shrinkage stores.
Gross Profit – Rental. For the second quarter, total rental gross profit dollars decreased approximately $0.2 million, or 1.6%, to $12.7 million from $12.9 million for the same period in the prior year due to lower margin rates, partially offset by an increase in revenue. As a percentage of total rental revenue, rental gross profit decreased to 62.6% for the quarter compared to 65.2% for the same period in the prior year primarily due to increased shrinkage and higher depreciation expense. Depreciation is a function of rental purchases over approximately a six month period.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.5% for the second quarter compared to 37.4% for the same quarter in the prior year. SG&A increased approximately $0.7 million, or 1.6%, to $44.6 million compared to $43.9 million for the same quarter last year. The main drivers in the increase of SG&A for the quarter included an increase in bonuses under our bonus incentive programs of approximately $0.6 million over the prior year period due to the fact that no bonuses were earned for the first half of fiscal 2009 and an increase in associate health insurance costs of approximately $0.5 million. These increases were partially offset by a decrease in depreciation expense of approximately $0.5 million related to a reduction in capital expenditures and a decrease of store occupancy costs of approximately $0.5 million related to operating fewer stores during the current period.
Interest Expense. For the second quarter, interest expense decreased approximately $0.1 million, or 33.3%, to $0.2 million, compared to $0.3 million for the same period in the prior year primarily as a result of lower interest rates and lower average debt levels outstanding during the period. The average rate of interest charged for the quarter decreased to 2.1% compared to 2.5% for the same period in the prior year.
Financial Results for the Six Months Ended July 31, 2010
Revenues. Total revenues for the first six months of fiscal 2010 increased approximately $5.3 million, or 2.2%, to $248.2 million compared to $242.9 million for the same period in fiscal 2009. Excluding gift card breakage revenue, total revenues for the period increased approximately $5.0 million, or 2.0%. Comparable store sales, which exclude gift card breakage revenue, increased approximately 4.7%. The following is a summary of our revenues results (dollars in thousands):

		Six Months Ended July 31,
	2010		2009		Increase (Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$206,713	83.3%	$201,462	82.9%	$5,251	2.6%
Rental Revenue	41,128	16.6%	41,423	17.1%	(295)	-0.7%
Gift Card Breakage
Revenue	388	0.1%	—	0.0%	388	—

Total Revenues	$248,229	100.0%	$242,885	100.0%	$5,344	2.2%

Comparable-store revenues (“Comp”)

Total	4.7%
Merchandise	5.3%
Rental	2.1%
Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2010	2009
Video Games	24.4%	-15.4%
Hardback Café	12.9%	12.7%
Movies	10.3%	-6.8%
Trends	9.9%	1.7%
Consumables	6.8%	3.8%
Electronics	2.7%	-1.0%
Books	-1.5%	-0.6%
Music	-6.1%	-15.4%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Video Game Comps increased 24.4% for the period, primarily due to strong sales of new and used video games for the Playstation 3, XBOX 360, and Nintendo Wii platforms and increased sales of gaming consoles and accessories, partially offset by lower sales of older generation video games. Hardback Café Comps increased 12.9% for the period, resulting from increased sales of specialty café drinks. Movie Comps increased 10.3% for the period, primarily resulting from increased sales of new and used Blu-ray DVDs, DVD boxed sets, and used DVDs. Trends Comps increased 9.9% for the period, primarily due to strong sales of collectable card games such as Magic: The Gathering, Hex Bugs, “As Seen on TV” products such as the Kymaro and the Big Top Cupcake, and action figures. The increase in action figure sales was driven by an increase in action figures sold over the internet and the addition of collectible action figures to our product mix. The increases were partially offset by lower sales of apparel products, including t-shirts and jewelry. Consumables Comps increased 6.8% for the period, primarily due to strong sales of novelty drinks and assorted candies and gums, including candies and snacks cross-merchandised on our video rental wall. Electronics Comps increased 2.7% for the period primarily due to strong sales of MP3 accessories and headphones, partially offset by lower sales of digital converter boxes and refurbished iPods. Book Comps decreased 1.5% for the period, primarily due to decreased sales of new trade paperbacks and hardbacks, partially offset by an increase in sales of used trade paperbacks and used hardbacks. Sales of new hardbacks and trade paperbacks faced a challenging comparison due to strong sales of books from Stephenie Meyer’s The Twilight Saga series during fiscal 2009. Excluding The Twilight Saga series sales, book Comps for the six month period would have increased 1.1%. Music Comps decreased 6.1% for the period due to lower sales of new and used CDs, resulting directly from a continued industry decline as well as a reduced footprint in eighty-nine stores. Merchandise Comps, excluding the sale of new music, increased 9.9% for the period.
Rental Comps increased 2.1% for the period, primarily due to fewer promotions being offered during the current period. Units rented increased approximately 10.0% for the period as compared to the prior year. Rental Video Comps increased 3.0% for the period while Rental Video Game Comps were flat.
Gross Profit – Merchandise. For the current six months, total merchandise gross profit dollars increased approximately $1.7 million, or 2.7%, to $65.4 million from $63.7 million for the same period in the prior year, due to higher revenues. As a percentage of total merchandise revenue, merchandise gross profit remained consistent at 31.6%. Improvements in margin management, lower markdown expense, and lower costs to return product were offset by increases in freight costs, which resulted directly from increased shipments related to our goShip program, and increased shrinkage expense. We have created a comprehensive store audit program to assess store level execution and controls related to reducing shrink, with a strong focus on our high-shrinkage stores.
Gross Profit – Rental. For the current six months, total rental gross profit dollars decreased approximately $1.0 million, or 3.7%, to $25.8 million from $26.8 million for the same period in the prior year primarily due to lower margin rates. As a percentage of total rental revenue, rental gross profit decreased to 62.8% for the period compared to 64.7% for the same period in the prior year primarily as a result of increased shrinkage and lower rental revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 36.3% for the current six months compared to 36.1% for the same period in the prior year. SG&A increased approximately $2.3 million, or 2.6%, to $90.1 million compared to $87.8 million for the same quarter last year. The main drivers of the SG&A increase included an increase in bonuses under our bonus incentive programs of approximately $0.6 million over the prior year due to the fact that no bonuses were earned for the first half of fiscal 2009, an increase in store advertising costs of $0.5 million, an increase in associate health insurance of approximately $0.7 million, and an increase in labor of approximately $0.5 million. Increases were partially offset by a decrease in depreciation expense of $1.2 million related to a reduction in capital expenditures.
Interest Expense. For the current six months, interest expense decreased approximately $0.3 million, or 50.0%, to $0.3 million, compared to $0.6 million for the same period in the prior year primarily as a result of lower interest rates and lower average debt levels outstanding during the period. The average rate of interest charged for the current six months decreased to 2.0% compared to 2.7% for the same period in the prior year.
Income Tax Expense. During the six months ended July 31, 2010, the Company recorded a discrete tax benefit of approximately $0.2 million related to amended state returns resulting from an IRS audit of the Company’s previously filed Federal tax returns. No discrete tax items were recorded during the six months ended July 31, 2009. Primarily as a result of this discrete tax benefit, the effective tax rate for the six months ended July 31, 2010 decreased to 26.2% compared to 41.5% for the same period in the prior year.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of July 31, 2010, the Board of Directors had approved increases in the program totaling $22.5 million. During the second quarter of fiscal 2010, we purchased a total of 456,900 shares of common stock at a cost of $3,432,007, or $7.51 per share. As of July 31, 2010, a total of 4,385,245 shares had been repurchased under the program at a cost of approximately $27.3 million, for an average cost of approximately $6.22 per share.
Subsequent to July 31, 2010, the Board of Directors approved an increase of $10.0 million in the stock repurchase program.
Amended and Restated Loan and Security Agreement
On July 22, 2010, we entered into an Amended and Restated Loan and Security Agreement with Bank of America, N.A., as agent, (the “Amended Agreement”), which amended and restated our Loan and Security Agreement dated as of August 29, 2000, as otherwise amended (the “Prior Agreement”). The Amended Agreement is substantially the same as the Prior Agreement, extends the maturity date of the Prior Agreement from August 29, 2011 to July 22, 2014, and provides that we may repurchase up to $10 million worth of our common stock. The Amended Agreement also provides that we may repurchase additional shares of our common stock in the event we meet certain criteria set forth in the Amended Agreement. The Amended Agreement is secured by substantially all of the assets of the Company and our subsidiary and is guaranteed by our subsidiary.
The amount outstanding under the Amended Agreement is limited by a borrowing base predicated on the sum of (a) 85% of Eligible Credit Card Receivables plus (b) (i) 85% multiplied by (ii) the Appraised Inventory Liquidation Value multiplied by (iii) Eligible Inventory (net of Inventory Reserves), less (c) Availability Reserves (each term as defined in the Facility), and is limited to a ceiling of $100 million, less a $10 million availability reserve.
Interest under the Credit Facility will accrue, at our election, at a Base Rate or Libor Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Amended Agreement, with the Applicable Margin for Libor Rate loans ranging from 2.00% to 2.75% and the Applicable Margin for Base Rate loans ranging from 1.00% to 1.75%. In addition, unused line fees ranging from 0.30% to

0.375% (determined by reference to the level of usage under the Credit Facility) are also payable on unused commitments.
Store Activity
Since May 17, 2010, which was the last date we reported store activity, we have not opened or closed any additional superstores.
We opened a new concept store, Sun Adventure Sports, in Amarillo, Texas, on June 1, 2010. This store offers a variety of sports and outdoors products such as bikes and accessories, skateboards, athletic apparel and shoes.
Fiscal Year 2010 Guidance
“Net earnings for the first six months were slightly better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Due to continued uncertainty in the retail environment, particularly with respect to the holiday selling season, we are not changing our guidance, at this time, for the full fiscal year. Consequently, we are reaffirming our guidance of net earnings per share ranging from $0.32 to $0.37 for the full fiscal year ending January 31, 2011.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 147 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate a new concept store, Sun Adventure Sports, in Amarillo, Texas.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2010	2009	2010
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,427	$4,514	$8,863
Merchandise inventories, net	153,560	148,555	148,149
Deferred income taxes	6,461	10,385	7,804
Prepaid expenses and other current assets	11,197	9,859	10,120

Total current assets	177,645	173,313	174,936

Rental assets, net	13,134	13,763	13,127
Property and equipment, net	44,527	52,423	47,695
Deferred income taxes	3,362	3,872	1,310
Intangible assets, net	391	391	391
Other assets	1,362	1,022	1,341

Total assets	$240,421	$244,784	$238,800

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$59,236	$57,185	$58,068
Accrued expenses and other liabilities	25,825	33,386	28,128

Total current liabilities	85,061	90,571	86,196

Long-term debt, excluding current maturities	43,874	45,535	38,174
Other liabilities	6,228	5,545	6,272

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,672	36,733	36,920
Retained earnings	87,820	81,257	86,884
Accumulated other comprehensive income	50	2	37
Treasury stock, at cost	(19,403)	(14,978)	(15,802)

Total shareholders’ equity	105,258	103,133	108,158

Total liabilities and shareholders’ equity	$240,421	$244,784	$238,800

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,		July 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$98,588	$97,366	$206,713	$201,462
Rental revenue	20,349	19,826	41,128	41,423
Gift card breakage revenue	194	—	388	—

Total revenues	119,131	117,192	248,229	242,885

Merchandise cost of revenue	66,869	66,788	141,295	137,782
Rental cost of revenue	7,607	6,892	15,312	14,605

Total cost of revenues	74,476	73,680	156,607	152,387

Gross profit	44,655	43,512	91,622	90,498

Selling, general and administrative expenses	44,642	43,878	90,078	87,776
Pre-opening expenses	—	1	—	3

Operating income (loss)	13	(367)	1,544	2,719

Other income (expense):
Interest expense, net	(189)	(272)	(321)	(567)
Other, net	25	61	45	79

Income (loss) before income taxes	(151)	(578)	1,268	2,231

Income tax expense (benefit)	(69)	(182)	332	925

Net income (loss)	$(82)	$(396)	$936	$1,306

Basic income (loss) per share	$(0.01)	$(0.04)	$0.10	$0.13

Diluted income (loss) per share	$(0.01)	$(0.04)	$0.10	$0.13

Weighted-average common shares outstanding:
Basic	9,090	9,672	9,258	9,727
Dilutive effect of stock awards	—	—	290	75

Diluted	9,090	9,672	9,548	9,802

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended July 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$936	$1,306
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	5,697	6,464
Purchases of rental assets	(12,129)	(10,105)
Property and equipment depreciation expense	8,624	9,583
Deferred income taxes	(709)	(643)
Loss on rental assets lost, stolen and defective	981	466
Loss on disposal of other assets	26	191
Non-cash stock-based compensation	337	156

Changes in operating assets and liabilities:
Merchandise inventories	34	4,276
Other current assets	(528)	1,365
Trade accounts payable	2,163	2,221
Accrued expenses and other liabilities	(2,266)	(7,228)
Excess tax benefit from stock-based compensation	(37)	—
Other assets and liabilities, net	(52)	889

Net cash provided by operating activities	3,077	8,941

Cash flows from investing activities:
Purchases of property, equipment and improvements	(5,483)	(5,611)

Net cash used in investing activities	(5,483)	(5,611)

Cash flows from financing activities:
Net borrowings under revolving credit facility	5,700	1,028
Purchase of treasury stock	(4,401)	(434)
Change in cash overdraft	(995)	(6,859)
Deferred financing costs paid	(549)	—
Proceeds from exercise of stock options	178	—
Excess tax benefit from stock-based compensation	37	—

Net cash used in financing activities	(30)	(6,265)

Net decrease in cash	(2,436)	(2,935)

Cash at beginning of period	8,863	7,449

Cash at end of period	$6,427	$4,514

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	July 31,	July 31,
	2010	2009
Merchandise inventories, net	$153,560	$148,555
Inventory turns, trailing 12 months ( B )	1.98	1.70

Long-term debt	$43,874	$45,535
Long-term debt to total capitalization ( C )	29.4%	30.6%

Book value ( D )	$105,258	$103,133

Book value per share ( E )	$11.02	$10.52

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Comparable-store revenues ( F ):
Total	4.5%	-8.1%	4.7%	-7.0%
Merchandise	4.2%	-7.7%	5.3%	-6.4%
Rental	6.1%	-10.1%	2.1%	-9.6%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six month period ended July 31, 2010 and 2009, respectively.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Six months ended July 31,
	2010	2009

Net cash provided by operating activities	$3,077	$8,941
Purchase of property, equipment and improvements, net	(5,483)	(5,611)

Free cash flow	$(2,406)	$3,330

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009

Net income (loss)	$(82)	$(396)	$936	$1,306
Adjusted for
Interest expense, net	189	272	321	567
Income tax expense (benefit)	(69)	(182)	332	925
Property and equipment depreciation expense	4,303	4,733	8,624	9,583

EBITDA	4,341	4,427	10,213	12,381

Gift card breakage revenue	(194)	—	(388)	—
Non-cash stock-based compensation	194	105	337	156
Store asset impairments	—	—	—	155

Adjusted EBITDA	$4,341	$4,532	$10,162	$12,692

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is defined as operating income excluding gift card breakage revenue, stock based compensation expense and store asset impairments. The following table reconciles operating income (loss), a GAAP financial measure, to adjusted operating income (loss), a non-GAAP financial measure (in thousands):

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009

Operating income (loss)	$13	$(367)	$1,544	$2,719
Adjusted for
Gift card breakage revenue	(194)	—	(388)	—
Non-cash stock-based compensation	194	105	337	156
Store asset impairments	—	—	—	155

Adjusted operating income (loss)	$13	$(262)	$1,493	$3,030

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income, operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may not be comparable to similarly titled measures used by other companies.